EXHIBIT 10.5

Amendment No. 4
To
QUALCOMM Globalstar Satellite Products Supply Agreement
Agreement No. 04 - QC/NOG-PRODSUP-001
(NOG-C-04-0137)

This Amendment No. 4 (“Amendment”) is effective as of 15 August, 2006 (“Amendment Effective Date”) by and between QUALCOMM Incorporated, a Delaware corporation (‘QUALCOMM”) and Globalstar, Inc., a Delaware corporation (“Buyer”) with respect to the following facts:

RECITALS

A.            QUALCOMM and Buyer executed the QUALCOMM Globalstar Satellite Products Supply Agreement No. 04-GC/NOG-PORDSUP-001 dated April 13, 2004, as amended (the “Agreement”), pursuant to which QUALCOMM agreed to sell to Buyer, and Buyer agreed to purchase, Globalstar products from time to time for resale to customers under such Supply Terms and Conditions.

B.            QUALCOMM and Buyer executed Amendment No. 1 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to modify the Globalstar GSP-1600 Tri-Mode Satellite Phone to replace the LCD (“GSP-1600”) and make available a limited quantity of GSP-1600s and other Globalstar products to Globalstar for resale to its customers.

C.            QUALCOMM and Buyer executed Amendment No. 2 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to manufacture, sell and deliver New Products to Globalstar for resale to its customers.

D.            QUALCOMM and Buyer executed Amendment No. 3 dated September 30, 2005 to the Agreement pursuant to which QUALCOMM agreed to sell to Buyer additional GSP-1600s and other Globalstar products for resale to its customers.

E.             QUALCOMM and Buyer have agreed that Buyer will undertake to perform the final packaging of the GCK-1700 Car Kit and SDVM, including procurement of such packaging materials and antenna(s), and accordingly, (i) Buyer will no longer be required to deliver production GCK-1700 Car Kit and/or SDVM Antennas and applicable documentation to QUALCOMM as set forth in Section 278 of the Agreement, and (ii) QUALCOMM will deliver GCK-1700 Car Kits and SDVMs, without antennas, as provided for in Section 26 of this Agreement.

By this Amendment, QUALCOMM and Buyer agree to further amend the Agreement as set forth below,

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby modify the Agreement as set forth herein.

The Definitions Section is hereby revised as follows:

“GCK-1700 Car Kit” shall mean QUALCOMM’s Car Kit/Docking Kit for the GSP-1700 for use in vehicles or in fixed indoor applications, including voltage modification for such equipment in accordance with the GCK-1700 Specification, delivered in individual plain cardboard packaging within each master pack, with applicable Documentation and warranty information in English only.  The GCK-1700 Car Kit will be delivered with out antenna, such antenna to be procured and assembled for final packaging by Buyer as further described in Section 27 herein.”

“SDVM” or “Satellite Data and Voice Module” shall mean the QUALCOMM Globalstar Satellite Data and Voice Module, Model GSP-1720 meeting the requirements as set forth in GSP-1720 Specification, delivered in individual white cardboard packaging within each master pack, with applicable Documentation and warranty information in English only.  The SDVM will be delivered without an antenna, such antenna to be procured and assembled for final packaging by Buyer as further described in Section 27 herein.  As of the Amendment Effective Date, the SDVM is not DO-160 or FCC certified for Aviation applications.”

“Warranty Period” shall mean (a) as to Phones, Satellite Data Modems and Satellite Data and Voice Modules, twelve (12) months, and (b) as to Car Kits and the GCK-1700 Car Kit, ninety (90) days.  In each case beginning on the date of delivery thereof to the FCA Point.  No warranty shall apply to either (i) any antenna delivered as part of the SDVM or the GCK-1700 Car Kit not manufactured by, or on behalf of, QUALCOMM, (ii) the GCK-1700 Car Kit and/or SDVM if the defect is the result of improper packaging by Globalstar or its designee, or (iii) any GCK-1700 Car Kit and/or SDVM sold, tested or used with Globalstar Antenna not approved for use in writing by QUALCOMM, or (iv) Accessories, Tools or Upgrade Program and Test Tools, including any Accessory packaged with a Phone, Car Kit, GCK-1700 Car Kit or SDVM.  No warranty shall apply to the GCK-1700 Car Kit or SDVM if the defect is caused by a Globalstar Antenna.”

2.             Section 27 Antenna Delivery is hereby deleted and replaced with the following:

“27. Antenna Procurement and Delivery.  QUALCOMM shall deliver the GCK-1700 Car Kit and SDVM, without antenna, in plan cardboard packaging in accordance with the Agreement and Attachment (1) Delivery Schedule For New Products. Buyer shall be responsible for (i) procurement of the GCK-1700 Car Kit antenna and SDVM antenna (“Globalstar Antenna(s)”), (ii) timely delivery of production samples of

Globalstar Antenna(s) to QUALCOMM as required for qualification and certification efforts as provided for in Section 24.1, (iii) procurement of final commercial packaging for the GCK-1700 Car Kit and SDVM, and (iv) final assembly, testing and the commercial packaging of the GCK-1700 Car Kit and the SDVM, for resale to its customers subject to successful completion of qualification and certification requirements as set forth in Sections 24.1 and Section 26, herein.  All QUALCOMM markings, including trademarks and/or logos, on the commercial packaging must be in compliance with the QUALCOMM Style Guide and must be approved in writing in advance by QUALCOMM.

Delays in receipt of the production samples of Globalstar Antennas as provided for in Section 26 of the Agreement, or inability by QUALCOMM to certify the Globalstar Antenna(s) due to software or hardware issues, may result in QUALCOMM’s delivery of the GCK-1700 Car Kit and/or SDVM certified as a component only, without the proper certifications for resale.  In such event, the deliveries will be considered conforming deliveries, no late delivery penalty will apply, and payment by Buyer will be required as provided for in the Agreement.  Subsequent submittals for regulatory approvals by QUALCOMM of the GCK-1700 Car Kit and/or SDVM with Globalstar Antenna(s) will be subject to QUALCOMM’s resource availability.  In no event may Buyer sell a GCK-1700 Car Kit and/or SDVM with an antenna that is not qualified and certified by QUALCOMM.”

EFFECTIVENESS.  Except as modified by this Amendment No. 4 as of the date set forth above, the Agreement shall remain in full force and effect.  No modifications, amendment or other change may be made to this Amendment No. 4 or any part thereof unless reduced to writing and executed by authorized representatives of both parties.

IN WITNESS THEREOF, the parties have executed this Amendment No. 4 as of the date set forth above.

QUALCOMM Incorporated		Globalstar, Inc.

By:	/s/ Meg Comito	By:	/s/ Kelly L. Rose

Name:	Meg Comito	Name:	Kelly L. Rose

Title:	Sr. Manager, Contracts	Title:	Director, Contracts